LINEAR TECHNOLOGY CORPORATION

BOOKINGS BY END MARKET, REVENUE BY GEOGRAPHIC REGION, AND SUPPLEMENTAL FINANCIAL INFORMATION

(unaudited)

Linear Technology Corporation has been designing, manufacturing and marketing a broad line of analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. We generate bookings and revenue from thousands of customers worldwide and our bookings and revenues are diversified by end-market and geographical region.

For the three months ended October 2, 2016 the categorization of bookings by end markets are as follows:

For the three months ended October 2, 2016 the categorization of revenue by geographic region are as follows:

(1)	Based upon shipments made into the respective region. Demand created bookings during the period were approximately 38% in North America and 62% internationally.

For the three months ended October 2, 2016 the supplemental financial information is as follows:

REVENUES

•	Revenues were flat compared to the fourth quarter of fiscal 2016. Fiscal Q1 revenues were led by an increase in shipments into the Transportation, Computer and Consumer markets.
•	Geographically, sales to Europe decreased 4%, Japan and the North America decreased 1% each respectively, Rest of World (“ROW”) increased 3%.
•	For Fiscal Q1, North American sales were 28% of total sales, ROW was 39%, Europe was 19% and Japan was 14%.
•	Average Selling Price (“ASP”) of our products was $2.00 for the quarter, roughly flat with the prior quarter.
•	Battery Management Systems (“BMS”) sales continued to be strong and were up slightly over the previous quarter primarily due to continued strength of this business in China.
•	Micro-Module products had a good sales quarter; however, sales were down slightly compared to the record sales the Company achieved in Q4.
•	For the quarter we had a book to bill ratio that was slightly greater than 1.

GROSS MARGIN

•Adjusted Gross Margin, on a Non-GAAP basis excluding acquisition related expenses, decreased by 4 tenths to 76.0%.

•Average Selling Price decreased to $2.00 down from $2.01

•Cost of Sales was impacted by lower absorption due to lower production days at our overseas assembly and test facilities as a result of the Hari Raya holidays. Cost of Sales was also impacted to a lesser extent by product mix.

OPERATING EXPENSES

•Research and development expenses increased $6.0 million primarily due to $5.0 million in merger related charges. Other research and development expenses were up due to labor resulting from new employees and merit increases.

•Selling, general and administrative expenses increased $12.9 million primarily due to $12.8 million in merger related charges. An increase in labor charges due to merit increases was offset by lower fringe benefit costs.

EFFECTIVE INCOME TAX RATE

•The Company’s effective income tax rate increased to 24.0%, up from 23.7% in the previous quarter as the prior quarter benefited from higher quarterly discrete items. The Company’s annual effective income tax rate excluding quarterly discrete items is 24.00%.

DILUTED SHARES

•Weighted average and dilutive shares used in the calculation of diluted earnings per share increased by 776 thousand shares.  During the quarter the company made no open market stock repurchases. The Company is prohibited from repurchasing stock on the open market as a result of the ADI merger agreement.

BALANCE SHEET ITEMS

CASH AND INVESTMENTS

•Cash, cash equivalents and investments increased by $72.9 million to $1.52 billion, net of spending $8.3 million for capital expenditures, $78.6 million for dividends and $10.8 million for stock purchases totaling 181 thousand shares from tax withholding on vested employee stock

ACCOUNTS RECEIVABLE

•Accounts Receivable increased by $5.0 million on flat revenues. Days sales outstanding increased to 40 days over 38 days due to the timing of collections.

INVENTORIES

•Inventory increased by $800 thousand primarily due to a $1.3 million increase in raw materials while work in process and finished goods inventories decreased $500 thousand.  Raw materials increased for key components with longer lead times.

•Average inventory turns remained stable at 3.7 times for the quarter on an annual basis.

BOOKINGS BY REGION

•	The Company’s book to bill ratio for Fiscal Q1 was slightly positive.
o	Bookings increased in North American and decreased Internationally.
o	Within International, bookings increased in Japan, while Europe and Rest of World (“ROW” Asia, excluding Japan) were down.
o	On a demand created basis, bookings were 62% in International and 38% in North America, the same as last period.

BOOKINGS BY MARKET SECTOR

•	On a sequential basis, bookings increased in Transportation, Communications, and Military/Space while bookings decreased in Industrial, Computer and Consumer.
o	Industrial bookings as a percentage of total bookings were 43%, down slightly from 44% in Q4 mainly on softness in Europe.
o	Transportation bookings as a percentage of total bookings were 24%, up slightly over 23% in Q4. Transportation was up on broad based strength in Japan and Battery Management Systems (“BMS”) in China.
o	Communication bookings as a percentage of total bookings were 18%, up slightly over 17% in Q4 due to Base Station infrastructure.
o	Computer bookings as a percentage of total bookings were 7%, down slightly from 8% in Q4 due to weakness in Notebook Computers.
o	Military and Space bookings as a percentage of total bookings were 6%, up slightly over 5% in Q4 due to satellite communications.
o	Consumer bookings as a percentage of total bookings were 2%, down slightly from 3% in Q4.